EXHIBIT 11.1

                            FACTORY 2-U STORES, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)



                                                                                Fiscal Year Ended
                                                                   January 29,     January 30,      January 31,
                                                                      2000             1999             1998
                                                                 ---------------- --------------- -----------------
The computation of net income (loss) available and
   adjusted shares outstanding follows:

Income (loss) before extraordinary item                               $   12,442       $   5,019       $     (129)
Extraordinary item, net of income tax benefit
                                                                               -           2,750                -
                                                                          ------           -----             -----
Net income (loss)                                                         12,442           2,269             (129)
                                                                          ------           -----             -----
Less:
 Inducement to convert preferred stock to common stock                         -           2,804                 -
 Series A preferred stock dividends                                            -           2,593             3,456
 Series B preferred stock dividends                                            -           2,210             2,661
                                                                          ------           -----             -----
Net income (loss) applicable to common stock                          $   12,442       $ (5,338)         $  (6,246)
                                                                          ======          ======             =====

Weighted average number of common shares outstanding *                    12,214           3,381             1,477

Add assumed exercise of:
     Warrants that are common stock equivalents                               18               -                 -
     Options that are common stock equivalents                               632               -                 -
                                                                          ------           -----             -----
Adjusted shares outstanding, used for diluted computation                 12,864           3,381             1,477
                                                                          ======          ======             =====
Earnings (loss) per share:
  Basic:
          Income (loss) before extraordinary item                        $  1.02         $ (0.77)          $ (4.23)
          Extraordinary item                                             $     -         $ (0.81)          $     -
          Net income (loss)                                              $  1.02         $ (1.58)          $ (4.23)


  Diluted:
          Income (loss) before extraordinary item                        $  0.97         $ (0.77)          $ (4.23)
          Extraordinary item                                             $     -         $ (0.81)          $     -
          Net income (loss)                                              $  0.97         $ (1.58)          $ (4.23)
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* The weighted  average  number of common shares  outstanding  for prior periods have been  restated for the reverse  stock split  (factor is .30133)  which took place on November 23, 1998.